U.S. SECURITIES AND EXCHANGE COMMISSION
                                        WASHINGTON, D.C.
                                             FORM 4
                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   TOWNSEND, DONALD M.
   4637 Chabot Drive, Suite 200
   Pleasanton, CA  94588
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO., INC. - (SSD)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JUNE 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   ( ) Director                    ( ) 10% Owner
   (X) Officer (give title below)  ( ) Other (specify below)

   PRESIDENT AND C.E.O. OF SIMPSON DURA-VENT COMPANY, INC.

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
__________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D)or |                          |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                          |
__________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |         67,778    |   D  |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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Common Stock               |06/09 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         2,700    | A |   $3.64   |                   |      |                          |
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Common Stock               |06/09 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         2,700    | D |  $46.0718 |                   |      |                          |
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Common Stock               |06/11 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         2,500    | A |   $3.64   |                   |      |                          |
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Common Stock               |06/11 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         2,500    | D |  $44.9950 |                   |      |                          |
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Common Stock               |06/14 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         1,000    | A |   $3.64   |                   |      |                          |
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Common Stock               |06/14 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         1,000    | D |  $44.6490 |                   |      |                          |
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Common Stock               |06/15 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         1,574    | A |   $3.64   |                   |      |                          |
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Common Stock               |06/15 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         3,726    | A |  $11.50   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/15 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         5,300    | D |  $43.8054 |                   |      |                          |
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Common Stock               |06/24 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         5,000    | A |  $11.50   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/24 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         5,000    | D |  $44.435  |                   |      |                          |
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Common Stock               |06/29 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         1,700    | A |  $11.50   |                   |      |                          |
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Common Stock               |06/29 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         1,700    | D |  $44.5956 |                   |      |                          |
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Common Stock               |06/30 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         3,300    | A |  $11.50   |                   |      |                          |
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Common Stock               |06/30 |    | |                  |   |           |                   |      |                          |
                           |/1999 | X  | |         3,300    | D |  $44.5019 |                   |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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__________________________________________________________________________________________________________________________________|

__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number    |10.|11.Nature |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva   |Dir|of        |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive        |ect|Indirect  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities  |(D)|Beneficial|
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi      |or |Ownership |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially    |Ind|          |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at    |ire|          |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of      |ct |          |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month       |(I)|          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |  $3.64 |06/09|    | |           |   |     |03/04|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     1,552 | D |Immed|/2001|Common Stock|  1,552|        |         0  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |  $3.64 |06/09|    | |           |   |     |03/07|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     1,148 | D |Immed|/2001|Common Stock|  1,148|        |            | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |  $3.64 |06/11|    | |           |   |     |03/07|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     2,500 | D |Immed|/2001|Common Stock|  2,500|        |            | D |          |
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| Options on          |  $3.64 |06/14|    | |           |   |     |03/07|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     1,000 | D |Immed|/2001|Common Stock|  1,000|        |            | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |  $3.64 |06/15|    | |           |   |     |03/07|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     1,574 | D |Immed|/2001|Common Stock|  1,574|        |         0  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          | $11.50 |06/15|    | |           |   |     |05/25|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     3,726 | D |Immed|/2001|Common Stock|  3,726|        |            | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          | $11.50 |06/24|    | |           |   |     |05/25|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     5,000 | D |Immed|/2001|Common Stock|  5,000|        |            | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          | $11.50 |06/29|    | |           |   |     |05/25|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     1,700 | D |Immed|/2001|Common Stock|  1,700|        |            | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          | $11.50 |06/30|    | |           |   |     |05/25|            |       |        |            |   |          |
| Common Stock        |        |/1999|  X | |     3,300 | D |Immed|/2001|Common Stock|  3,300|        |    22,169  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Donald M. Townsend


/s/DONALD M. TOWNSEND
----------------------------------------

DATE


July 6, 1999
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